Exhibit 3.81

RESTATED

CERTIFICATE OF INCORPORATION OF

CARR-GOTTSTEIN FOODS CO.

Carr-Gottstein Foods Co., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The Company was originally incorporated under the name Textile Holding Co. pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 30, 1989.

2. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation and has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware. Written Consent of the Stockholders to adopt this Restated Certificate of Incorporation has been obtained, and written notice of such action has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE FIRST

The name of this corporation is Carr-Gottstein Foods Co.

ARTICLE SECOND

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOURTH

1. Number of Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 35,000,000 shares, consisting of 25,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

2. Conversion and Reclassification of Outstanding Stock. Each share of the Corporation’s Class A Common Stock outstanding on the date on which this Restated Certificate of Incorporation is filed in the office of the Secretary of State of the State of Delaware shall be deemed to have been, and shall be, converted and reclassified into two shares of Common Stock as of the time of such filing.

3. Preferred Stock.

The Board of Directors is hereby authorized to issue the Preferred Stock in one or more series, to fix the number of shares of any such series of Preferred Stock, to determine the designation of any such series, and to fix the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock to the full extent permitted under the Delaware General Corporation Law.

The authority of the Board of Directors shall include, without limitation, the power to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FIFTH

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE SIXTH

The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors.

ARTICLE SEVENTH

1. A director of this corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE EIGHTH

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE NINTH

In addition to the other powers expressly granted by statute, the Board of Directors of the corporation shall have the power to adopt, repeal, alter or amend the bylaws of the corporation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Corporation this 30th day of June, 1993.

CARR-GOTTSTEIN FOODS CO.

By:	/s/ Mark R.Williams
Mark R. Williams President

Attest:

/s/ William J. Kretschmer
William J. Kretschmer Secretary

CERTIFICATE OF MERGER

OF

CARR-GOTTSTEIN FOODS CO.

AND

ACG MERGER SUB, INC.

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are:

(i) Carr-Gottstein Foods Co. (“CGF”), which is incorporated under the laws of the State of Delaware; and

(ii) ACG Merger Sub, Inc. (“ACG”), which is incorporated under the laws of the State of Delaware.

2. An Agreement and Plan of Merger, dated as of August 6, 1998, among CGF. Safeway Inc., a Delaware corporation, and ACG (the “Agreement of Merger”), has been approved, adopted, certified, executed, and acknowledged (i) by CGF in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware; and (ii) by ACG in accordance with the provisions of Sections 228 and 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation in the merger herein certified is Carr-Gottstein Foods Co., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of Carr-Gottstein Foods Co. is to be amended in its entirety by reason of the merger herein certified and shall read as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is:

Carr-Gottstein Foods Co.

ARTICLE II

The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000), all of which shall be Common Stock, and the par value of each share shall be one cent ($0.01).

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

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ARTICLE VII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.”

5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

Carr-Gottstein Foods Co.

5918 Stoneridge Mall Road

Pleasanton, California 94588

6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7. This Certificate of Merger shall become effective at the time of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Merger is hereby signed upon behalf of each of the constituent corporations parties hereto.

Dated: April 16, 1999	CARR-GOTTSTEIN FOODS CO.,
a Delaware corporation

	By:	/s/ Lawrence H. Hayward
Lawrence H. Hayward
President and Chief Executive Officer

ACG ACQUISITION SUB, INC., a Delaware corporation

By:	/s/ Michael C. Ross
Michael C. Ross
Vice President and Secretary

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